UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): October 31, 2016

FUELCELL ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-14204	06-0853042
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

	3 Great Pasture Road, Danbury, Connecticut	06810
	(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (203) 825-6000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On October 31, 2016, a wholly owned subsidiary of FuelCell Energy, Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) and a Lease Agreement (the “Lease”) with PNC Energy Capital LLC (“PNC”). The subsidiary, Groton Fuel Cell 1, LLC (“Groton”), became lessee of a 5.6 MW fuel cell power plant through a sale-leaseback transaction. The power plant - designed, manufactured and installed by the Company - is located on the Pfizer Inc. campus in Groton, CT. Commercial operations were achieved on October 24, 2016. Groton will sell power and heat produced by the plant to Pfizer Inc. under a twenty (20) year Power Purchase Agreement, separately entered into on December 23, 2015 (the “PPA”). The PPA provides the Company with a predictable long-term revenue and cash flow profile.

Under the terms of the Purchase Agreement, Groton received gross proceeds from PNC totaling $36.1 million. Proceeds were used to make an initial Lease rental payment totaling $7.5 million, as well as taxes and transaction costs totaling $0.8 million, resulting in net proceeds received by Groton of $27.8 million. Under the terms of the Lease, Groton has established certain cash reserves as security for its obligations under the Lease and PPA totaling $10.0 million. Such reserves are classified as restricted cash and will be reduced over time. The balance of the proceeds of $17.8 million were used to repay $8.5 million of principal and interest due to NRG Energy, Inc. (“NRG”) that was advanced under the revolving project finance facility that NRG extends to the Company, and also certain project vendor payments, with the remainder distributed to the Company.

On a consolidated basis after repayment to NRG, this transaction resulted in an increase of total cash to the Company of $19.3 million, of which $9.3 million is unrestricted.

The Lease is for an initial period of ten (10) years but may be bought out early or extended at the option of Groton. Rental payments are due on a quarterly basis at an initial amount of $0.6 million, but decline over time. Lease payments are funded with proceeds from the sale of power under the PPA. Following the sale-leaseback transaction, the remaining rental payments due over the term of the Lease total approximately $16.1 million.

As collateral for Groton’s obligations under the Lease, the Company and Groton have granted PNC a security interest in (i) certain agreements relating to the sale-leaseback transaction, (ii) the revenues Groton receives with respect to the fuel cell power plant and (iii) certain reserve accounts to be maintained by Groton (as mentioned above).

The Company has guaranteed certain obligations of Groton, including payments in limited circumstances resulting from reductions in the U.S. Investment Tax Credit. Such obligations would arise as a result of reductions to the value of the underlying fuel cell project as assessed by the U.S. Internal Revenue Service (IRS). The Company does not believe that any payments under these contracts are probable based on the facts known as of October 31, 2016. The maximum potential future payments that the Company could have to make under these obligations would depend on the difference between the fair values of the fuel cell projects sold or financed and the values the IRS would determine as the fair value for the systems for purposes of claiming the Investment Tax Credit. The value of the Investment Tax Credit in the Company’s agreements is based on guidelines provided by the statutory regulations from the IRS. The Company and PNC used fair values determined with the assistance of an independent third-party appraisal.

The Purchase Agreement and Lease contain customary representations and warranties, affirmative and negative covenants, and customary events of default, including a requirement that Groton maintain a minimum balance in a reserve account, that entitle PNC to cause Groton’s indebtedness under the Lease to become immediately due and payable.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events.
Fiscal Year End Cash Position and Project Finance Availability

As of the Company’s fiscal year end, October 31, 2016, consolidated cash and cash equivalents totaled approximately $116 million, of which approximately $82 million is unrestricted cash. PNC's funding of the Groton cash reserves totaling $10 million (as discussed above) was completed subsequent to October 31, 2016 increasing consolidated cash and cash equivalents to approximately $126 million as of November 3, 2016. In addition, the Company has a committed project finance debt facility from NRG with availability of approximately $38 million.  These numbers are preliminary results and subject to final reconciliation and adjustment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FUELCELL ENERGY, INC.

Date: November 4, 2016	By:	/s/ Michael S. Bishop
Michael S. Bishop
Senior Vice President, Chief Financial Officer, Corporate Secretary and Treasurer